UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

February 20, 2011

Innocent, Inc.

 (Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-150061	98-0585268
(Commission File Number)	(IRS Employer Identification No.)

2000 NE 22nd St.

Wilton Manors, FL 33305

(Address of principal executive offices)

(828) 489-9409

(Registrant's telephone number, including area code)

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .. Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .. Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .. Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .. Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01    Other Events

On February 20, 2011 Innocent Inc. entered into a material definitive agreement with Steele Resources, Inc. (SELR: OTCBB) to acquire 50% of the Mineral Hill Gold Exploration Project. The project is located near Pony Hill, Montana in the Mineral Hill Mining District and consists of 17 patented and 67 unpatented lode mining claims (approximately 1,800 acres). The agreement is a 50/50 Joint Venture under which the two companies will work together to explore and operate the claims. The initial participating interests of Innocent, Inc. and Steele Resources, Inc. in the JV will be 50% and 50%. Under the terms of the agreement, Innocent may contribute up to $5,000,000 in operating funds over one year.  In the event those funds are not provided, Innocent will forfeit 10% per $1,000,000 not provided. Steele Resources, Inc. will act as the operating partner and have a commitment to match up to $5,000,000 in funding within one year of Innocent, Inc. contributing its first $1,000,000. Steel Resources, Inc. will forfeit 10% per $1,000,000 not provided under its obligation. Innocent Inc. made the initial payment of three hundred thousand dollars ($300,000) under the terms of the LOI dated January 27, 2011.

On February 7, 2011, INCT advanced an initial $300,000 which allowed SRI to close on the Pony Project representing 17 patented and 67 unpatented mining claims located in the Pony Mining District of Montana.

The second payment expected be completed on or before February 28th, 2011, was completed on March 18, 2011 in the amount of $250,000.00. These funds were sent directly to Steele Resources, Inc. and Innocent Inc. has received the supporting documentation and issued a Note Payable for these funds on behalf of Innocent Inc.

On March 23, 2011,  $200,000 will be used to allow SRI to close on the Atlantic and Pacific mining property mineral lease (the”A&P Project”)  representing two patented mining claims located next to the Pony Project and together representing the Mineral Hill Mining Project.

The Company received a notification from its joint venture partner (SRI), that Innocent Inc. was in default on the balance of its funding commitment of the $1,000,000. The Company did not agree with the exact interpretation of the default and Innocent Inc. is seeking the additional capital to fulfill its committed obligation. After further discussion the JV Partners have decided that in consideration of Innocent’s willingness to negotiate, in good faith, a payment plan for the $460,000 currently due from the commitment under the Joint Venture Agreement. Steele Resources is willing to withdraw the default condition established in its letter of notification conditional upon Innocent Inc. entering into a negotiation process with Steele by May 2, 2011. Steele Resources stated that it would not seek any default remediation so long as Innocent negotiates a “good faith” funding solution. The JV Agreement provides ; Under the terms of the JV Agreement INCT and SRC would each own 50% of the Joint Venture however the percentage ownership would be reduced by 10% for each $1,000,000 a party failed to contribute to the Joint Venture . On May 2, 2011 Steele Resources acknowledges that Innocent is providing "good faith" efforts to completing its funding obligations to the Joint Venture Agreement. Innocent acknowledges that a balance of $460,000 remains of the initial $1,000,000 funding obligation. Given Innocent's present funding efforts the parties to the agreement have decided that no default exist and efforts to complete the funding obligation will be supported by both parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innocent, Inc.
(Registrant)

Dated: May 3. 2011	/s/ Wayne Doss
Wayne Doss
President, Chief Executive Officer, and Director